FOR IMMEDIATE RELEASE

New York REIT, Inc.

Announces Common Stock Dividend for May 2014

New York, New York, April 28, 2014 – New York REIT, Inc. (“NYRT”) (NYSE: NYRT), announced today that, pursuant to the prior authorization of its board of directors, NYRT intends to continue payment of monthly distributions. Following its listing on the New York Stock Exchange (“NYSE”), NYRT will pay distributions on the 15th day of each month to stockholders of record as of close of business on the 8th day of such month.

As previously announced, NYRT’s board of directors has determined that it is in the best interest of NYRT’s stockholders to modify the payment of monthly distributions to an annualized rate of $0.46 per share beginning with the first distribution to be paid following its listing on the NYSE. NYRT believes this rate is competitive with its publicly traded company peers, and it will also increase its ability to reinvest in its business and grow its dividend year over year, thereby positioning NYRT to maximize total stockholder value.

Accordingly, on May 15, 2014, NYRT will pay a distribution of $0.038333333 per share to stockholders of record as of the close of business on May 8, 2014.

About NYRT

NYRT is a publicly traded Maryland corporation listed on the NYSE and is a New York City focused Real Estate Investment Trust (REIT) that acquires income-producing commercial real estate, including office and retail properties, in New York City. Additional information about NYRT can be found on its website at www.nyrt.com. NYRT may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Forward Looking Statements

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “will,” “should,” “may,” “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of NYRT’s Annual Report on Form 10-K filed on February 28, 2014. Further, forward-looking statements speak only as of the date they are made, and NYRT undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Contacts
Anthony J. DeFazio	Gregory W. Sullivan, CFO and COO
DDCworks	New York REIT, Inc.
tdefazio@ddcworks.com	gsullivan@arlcap.com
(484) 342-3600	(212) 415-6500

Andrew G. Backman, Managing Director
Investor Relations / Public Relations
RCS Capital Corporation
abackman@rcscapital.com
(917) 475-2135